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                                                                    EXHIBIT 4.1




                       PIONEER NATURAL RESOURCES COMPANY

                          EMPLOYEE STOCK PURCHASE PLAN


         1. PURPOSE. The purpose of the Pioneer Natural Resources Company Employee Stock Purchase Plan (the "PLAN") is to provide eligible employees with an incentive to advance the interests of Pioneer Natural Resources Company (the "COMPANY") by affording an opportunity to purchase stock of the Company at a favorable price.

         2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee (the "COMMITTEE") of, and appointed by, the Board of Directors of the Company (the "BOARD"). Subject to the provisions of the Plan, the Committee shall interpret and construe the Plan and all options granted under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan, including the determination of eligibility to participate in the Plan and the amount of a participant's option under the Plan, and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion exercised in good faith, make such decisions or determinations and take such actions as it deems appropriate, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan.

         3. PARTICIPATING COMPANIES. Each present and future parent or subsidiary corporation of the Company (within the meaning of Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "CODE")) that is eligible by law to participate in the Plan shall be a "Participating Company" during the period that such corporation is such a parent or subsidiary corporation; provided, however, that the Committee may at any time and from time to time, in its sole discretion, terminate a Participating Company's Plan participation. Any Participating Company may, by appropriate action of its board of directors, terminate its participation in the Plan. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder.

         4. ELIGIBILITY. All employees of the Company and the Participating Companies who have been employed by the Company or any Participating Company (including any predecessor company) for at least six (6) months (including any authorized leave of absence meeting the requirements of Treasury Regulation ss.
1.421 -7(h)(2)) as of the applicable date of grant (defined below) and who are customarily employed at least 20 hours per week and at least five (5) months per year shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation (within the meaning of Sections 423(b)(3) and 424(d) of the Code) ("ELIGIBLE EMPLOYEE").
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         5.  STOCK SUBJECT TO THE PLAN. Subject to the provisions of paragraph
12 (relating to adjustment upon changes in stock), the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed 750,000 shares of the authorized common stock, par value $.01 per share, of the Company (the "STOCK"), which shares may be unissued shares, reacquired shares, or shares bought on the market for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

         6. GRANT OF OPTIONS. (a) General Statement; "Date Of Grant;" "Option Period;" "Date Of Exercise." Upon the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all Eligible Employees to purchase shares of Stock. Except as otherwise determined by the Committee, these options shall be granted on January 1, 1998, and, thereafter, on the first day of January of each subsequent year (each of which dates is herein referred to as a "DATE OF GRANT"). The term of each option granted shall be for a period of nine (9) months beginning on date of grant and ending on September 30 (each such nine (9)-month period is herein referred to as an "OPTION PERIOD"). The last day of each option period is herein referred to as a "date of exercise." The number of shares subject to each option shall be the quotient of the sum of the payroll deductions withheld on behalf of each participant in accordance with subparagraph 6(b), the payments made by such participant pursuant to subparagraph 6(f) during the option period and any amount carried forward from the preceding option period pursuant to subparagraph 7(a), divided by the "option price" (defined in subparagraph 7(b) of the Stock, excluding all fractions; provided, however, that the maximum number of shares that may be subject to any option may not exceed one thousand (1000) (subject to adjustment as provided in paragraph 12).

         (b) Election To Participate; Payroll Deduction Authorization. Except as provided in subparagraph 6(f), an Eligible Employee may participate in the Plan only by means of payroll deduction. Except as provided in subparagraph 6(g), each Eligible Employee who elects to participate in the Plan (each such participating Eligible Employee being a "PARTICIPANT") shall deliver to the Company, within the time period prescribed by the Committee, a written payroll deduction authorization on a form prepared by the Committee whereby he gives notice of his election to participate in the Plan as of the next following date of grant, and whereby he designates an integral percentage or specific amount of his "eligible compensation" (as defined in subparagraph 6(d)) to be deducted from his compensation for each pay period and credited to a book entry account established in his name. The designated percentage or specific amount may not result in a deduction during any payroll period of an amount less than $20.00. The designated percentage or specific amount may not exceed either of the following: (i) 15% of the amount of eligible compensation from which the deduction is made; or (ii) an amount which will result in noncompliance with the $25,000 limitation stated in subparagraph 6(e).

         (c) Changes in Payroll Authorization. Except as provided in subparagraph 8(a), the payroll deduction authorization referred to in subparagraph 6(b) may not be changed during the option period.





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         (d)  "Eligible Compensation" Defined.  The term "eligible
compensation" means the gross (before taxes are withheld) total of all wages, salaries, commissions and bonuses received during the option period, except that such term shall include elective contributions made on an employee's behalf by the Company or a Participating Company that are not includable in income under Section 125 or Section 402(e)(3) of the Code. Notwithstanding the foregoing, "eligible compensation" shall not include (i) employer contributions to or payments from any deferred compensation program, whether such program is qualified under Section 401(a) of the Code (other than amounts considered as employer contributions under Section 402(e)(3) of the Code) or nonqualified,
(ii) amounts realized from the receipt or exercise of a stock option that is not an incentive stock option within the meaning of Section 422 of the Code,
(iii) amounts realized at the time property described in Section 83 of the Code is freely transferable or no longer subject to a substantial risk of forfeiture, (iv) amounts realized as a result of an election described in
Section 83(b) of the Code, and (v) any amount realized as a result of a disqualifying disposition within the meaning of Section 421(a) of the Code.

         (e) $25,000 Limitation. No Eligible Employee shall be granted an option under the Plan to the extent such grant would permit him to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations (as such terms are defined in Section 424(e) and (f) of the Code) to accrue at a rate which exceeds $25,000 of the Fair Market Value of Stock (determined at the time the option is granted) for each calendar year in which any such option granted to such employee is outstanding at any time (within the meaning of Section 423(b)(8) of the Code).

         (f) Leaves of Absence. During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation ss. 1.421-7(h)(2), a participant's elected payroll deductions shall continue. If a participant takes an unpaid leave of absence that is approved by the Company or a Participating Company and meets the requirements of Treasury Regulation ss. 1.421-7(h)(2), then such participant may continue participation in the Plan by cash payments to the Company on his normal pay days equal to the reduction in his payroll deductions caused by his leave. If a participant on such leave fails to make such payments, or if a participant takes a leave of absence that is not described in the preceding provisions of this subparagraph 6(f), then the Committee shall determine whether the participant shall be considered to have withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof or whether the participant's payroll deductions shall remain subject to the Plan and used to exercise options on the next following date of exercise.

         (g) Continuing Election. A participant (i) who has elected to participate in the Plan pursuant to subparagraph 6(b) as of a date of grant and
(ii) who takes no action to change or revoke such election as of the next following date of grant and/or as of any subsequent date of grant prior to any such respective date of grant, shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent date(s) of grant as was in effect for the date of grant for which he made such election to participate. A participant who wants to discontinue participation in the Plan for a subsequent option period shall deliver to the Company a notice of withdrawal pursuant to paragraph 8, at least thirty (30) days prior to the beginning of the option period.





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         7.  EXERCISE OF OPTIONS.  (a)  General Statement. Each Eligible
Employee who is a participant in the Plan, automatically and without any act on his part, shall be deemed to have exercised his option on each date of exercise to the extent that the cash balance then in his account under the Plan is sufficient to purchase at the "option price" (as defined in subparagraph 7(b)) whole shares of Stock. Any balance remaining in his account after payment of the purchase price of those whole shares shall be carried forward and used towards the purchase of whole shares in the next following option period.

         (b) "Option Price" Defined. The option price per share of Stock to be paid by each Eligible Employee on each exercise of his option shall be an amount equal to the lesser of 85% of the Fair Market Value of the Stock on the date of exercise or on the date of grant. For all purposes under the Plan, the "fair market value" of a share of Stock means, for a particular day:

                 (i) If shares of Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, then the last reported sale price, regular way, on the composite tape of that exchange on that business day or, if no such sale takes place on that business day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange or, if no such closing prices are available for that day, the last reported sale price, regular way, on the composite tape of that exchange on the last business day before the date in question; or

                 (ii) If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph
         (i) and if sales prices for shares of Stock of the same class in the over- the-counter market are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. ("NASDAQ") National Market System (or a similar system then in use) at the date of determining the Fair Market Value, then the last reported sales price so reported on that business day or, if no such sale takes place on that business day, the average of the high bid and low asked prices so reported or, if no such prices are available for that day, the last reported sale price so reported on the last business day before the date in question; or

                 (iii) If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph
         (i) and sales prices for shares of Stock of the same class are not reported by the NASDAQ National Market System (or a similar system then in use) as provided in subparagraph (ii), and if bid and asked prices for shares of Stock of the same class in the over-the-counter market are reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, then the average of the high bid and low asked prices on that business day or, if no such prices are available for that day, the average of the high bid and low asked prices on the last business day before the date in question; or

                 (iv) If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph
         (i) and sales prices or bid and asked prices therefor





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         are not reported by NASDAQ (or the National Quotation Bureau
         Incorporated) as provided in subparagraph (ii) or subparagraph (iii) at the date of determining the Fair Market Value, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes; or

                 (v) If shares of Stock of the same class are listed or admitted to unlisted trading privileges as provided in subparagraph
         (i) or sales prices or bid and asked prices therefor are reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in subparagraph (ii) or subparagraph (iii) at the date of determining the Fair Market Value, but the volume of trading is so low that the Board of Directors determines in good faith that such prices are not indicative of the fair value of the Stock, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes notwithstanding the provisions of subparagraphs (i), (ii) or (iii).

         (c) Delivery of Share Certificates. As soon as practicable after each date of exercise, the Company shall arrange for the delivery to each participant, as appropriate, of a certificate representing the number of whole shares of Stock purchased upon exercise of the option. In the event the Company is required to obtain from any commission or agency authority to issue any shares of Stock hereunder, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any shares of Stock shall relieve the Company from liability to any participant in the Plan except to return to the participant the amount of the balance in the participant's account. The Company may cause the Stock certificates issued in connection with the exercise of options under the Plan to bear such legend or legends, and the Company may take such other actions, as it deems appropriate in order to reflect the provisions of this subparagraph 7(c) and to assure compliance with applicable securities laws. Neither the Company nor the Committee shall have any liability with respect to a delay in the delivery of Stock or a certificate pursuant to this subparagraph 7(c).

         8. WITHDRAWAL FROM THE PLAN. (a) General Statement. Any participant may withdraw in whole from the Plan at any time prior to 30 days before the exercise date relating to a particular option period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal on a form prepared by the Committee. The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of the cash balance in his account under the Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate.

         (b) Eligibility Following Withdrawal. A participant who withdraws from the Plan shall not be eligible to participate in the Plan during the then current option period (if any), but shall be eligible to participate again in the Plan in a subsequent option period (provided that he is otherwise an Eligible Employee at such time).

         9. TERMINATION OF EMPLOYMENT. If the employment of a participant terminates for any reason whatsoever, his participation in the Plan automatically and without any act on his part shall





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terminate as of the date of the termination of his employment. The Company shall refund to him the amount of the cash balance in his account under the Plan, and thereupon his interest in unexercised options under the Plan shall terminate.

         10. RESTRICTION UPON ASSIGNMENT OF OPTION. An option granted under the Plan shall not be pledged, assigned or transferred otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, only by the participant to whom granted during such participant's lifetime. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by a participant of his option or of any rights under his option, and any such attempt may be treated by the Company as an election to withdraw from the Plan the notice for which has been delivered to the Company.

         11. NO RIGHTS OF STOCKHOLDER UNTIL CERTIFICATE ISSUES. With respect to shares of Stock subject to an option, a participant shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder. A participant shall have the rights and privileges of a stockholder upon, but not until, a certificate for shares has been issued on his behalf following exercise of his option.

         12. (a) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number or kind of outstanding shares of Stock subject to options hereunder effected without receipt of consideration therefor by the Company, by reason of a stock dividend, stock split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, an appropriate and proportionate adjustment shall be made in the number or kind of shares as to which options are or may be granted hereunder. A corresponding adjustment changing the number or kind of shares allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, in the outstanding options shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment, if appropriate, in the price for each share of Stock covered by the option. In the event of a dispute concerning such adjustment, the decision of the Committee shall be conclusive. The number of shares subject to any option granted hereunder shall be automatically reduced by any fraction included therein which results from any adjustment made pursuant to this Section 12(a).

         (b) CHANGE OF CONTROL. Further, in the event of a Change of Control (as defined below) of the Company, the Committee shall, at its option,(i) substitute for the shares of the Company subject to the unexercised portions of such outstanding options an appropriate number of shares of each class of stock or other securities of the reorganized or merged or consolidated corporation which were distributed to the stockholders of the Company with respect to the same class of shares of the Company (or, as appropriate, in the case of an acquisition of the Company by another corporation, substitute the shares of the acquiring corporation for the shares of the Company), or (ii) cancel all such options as of the effective date of any such transaction by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the holders thereof to exercise of all such outstanding options, without regard to any other provisions of the Plan, during the 30-day period immediately preceding such effective date, or (iii) allow the options granted under the Plan to remain outstanding without any modifications or amendments.





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         (c)  CHANGE OF CONTROL DEFINED.  As used in subparagraph 12(b),
"Change of Control" means the occurrence of any of the following events:

                 (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
         Act) (a "PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "OUTSTANDING COMPANY COMMON STOCK") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "OUTSTANDING COMPANY VOTING SECURITIES"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

                 (ii) Individuals who, as of the date of this Plan, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the date of this Plan and whose election, appointment by the Board, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

                 (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a "BUSINESS COMBINATION"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
         (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then





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
         outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership results solely from the ownership of the Company that existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                 (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

         13. USE OF FUNDS; NO INTEREST PAID. All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid to any participant or credited to his account under the Plan.

         14. TERM OF THE PLAN. The Plan shall be effective as of January 1, 1998, provided the Plan is approved by the stockholders of the Company within 12 months of the date of adoption by the Board. Notwithstanding any provision in the Plan, no option granted under the Plan shall be exercisable prior to such stockholder approval, and, if the stockholders of the Company do not approve the Plan within 12 months after its adoption by the Board, then the Plan shall automatically terminate. If not sooner terminated under the provisions of paragraph 15, the Plan shall terminate upon and no further options shall be granted after December 31, 2007.

         15. AMENDMENT OR TERMINATION OF THE PLAN. The Board in its discretion may terminate the Plan at any time with respect to any shares for which options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any option theretofore granted may be made which would impair the rights of the participant without the consent of such participant; and provided, further, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan (other than as a result of the anti-dilution provisions of the Plan), change the class of individuals eligible to receive options under the Plan, extend the term of the Plan, cause options issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, or otherwise modify the requirements as to eligibility for participation in the Plan without the approval of the stockholders of the Company.

         16. SECURITIES LAWS. The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the shares covered by such option have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Company's policy or policies, if any, concerning compliance with securities laws and regulations, as the same may be amended from time to time.





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         17.  NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

         EXECUTED this 7th day of August, 1997.

                                           PIONEER NATURAL RESOURCES COMPANY


                                           By: /s/ MARK L. WITHROW
                                              ---------------------------------
                                                   Mark L. Withrow
                                                   Executive Vice President and
                                                   General Counsel





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